Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Second Quarter Ended March 31, 2026

McLean, VA, May 6, 2026: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its second quarter ended March 31, 2026. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2026	December 31, 2025	Change	% Change
Total investment income	$25,992	$24,511	$1,481	6.0%
Total expenses, net of credits	(14,154)	(13,247)	(907)	6.8

Net investment income	11,838	11,264	574	5.1
Net investment income per common share	0.52	0.50	0.02	4.0
Cash distribution per common share	0.45	0.45	0.00	0.0
Net realized gain (loss)	(570)	296	(866)	NM
Net unrealized appreciation (depreciation)	4,779	(5,638)	10,417	NM
Net increase (decrease) in net assets resulting from operations	15,459	5,454	10,005	183.4
Weighted average yield on interest-bearing investments	11.8%	12.2%	(0.4)%	(3.3)
Total invested	$43,560	$99,164	$(55,604)	(56.1)
Total repayments and net proceeds	46,306	52,759	(6,453)	(12.2)

As of:	March 31, 2026	December 31, 2025	Change	% Change
Total investments, at fair value	$906,844	$902,912	$3,932	0.4%
Fair value, as a percent of cost	98.0%	97.5%	0.5%	0.5
Net asset value per common share	$21.36	$21.13	$0.23	1.1

NM – not meaningful

Second Fiscal Quarter 2026 Highlights:

•	Portfolio Activity: Invested $34.0 million in three new portfolio companies and $9.6 million in existing portfolio companies offsetting a large prepayment early in the period.

•	Net Investment Income: Prepayment fees and equity distributions more than offset lower SOFR rates lifting net investment income by 5.1%.

•	Portfolio Appreciation: The operating performance and scale of several equity positions more than offset any loan market valuation movements contributing to the $0.23 share increase in NAV per share.

Second Fiscal Quarter 2026 Results:

Total investment income increased by $1.5 million, or 6.0%, for the quarter ended March 31, 2026, compared to the prior quarter ended December 31, 2025, driven primarily by a $2.2 million increase in other income, quarter over quarter, partially offset by a $0.7 million decrease in interest income, quarter over quarter. The decrease in interest income was driven mainly by a decrease in the weighted average yield to 11.8% during the quarter ended March 31, 2026, as compared to 12.2% during the quarter ended December 31, 2025 (due primarily to a decrease in average SOFR). This decreasing factor was offset by an increase in the weighted average principal balance of our interest-bearing investment portfolio to $794.0 million during the quarter ended March 31, 2026, as compared to $772.3 million during the quarter ended December 31, 2025, an increase of $21.7 million, or 2.8%. Other income increased by $2.2 million, or 354.6%, quarter over quarter primarily due to increases in dividend income and prepayment fee income, quarter over quarter.

Total expenses increased by $0.9 million, or 6.8%, quarter over quarter, primarily due to a $0.8 million increase in the net base management fee, driven by higher assets used to calculate the base management fee and lower deal origination fees which are credited to the base management fee.

Net investment income for the quarter ended March 31, 2026 was $11.8 million, or $0.52 per share.

The net increase in net assets resulting from operations was $15.5 million, or $0.68 per share, for the quarter ended March 31, 2026, compared to $5.5 million, or $0.24 per share, for the quarter ended December 31, 2025. The current quarter increase in net assets resulting from operations was primarily driven by $11.8 million of net investment income and $4.8 million of net unrealized appreciation, partially offset by $0.6 million of net realized loss recognized during the quarter.

Subsequent Events: Subsequent to March 31, 2026, the following significant events occurred:

•	Portfolio Activity:

•

In April 2026, we invested $12.7 million in OneSource HoldCo LLC (“OneSource”) through secured first lien debt and common equity. We also extended OneSource a $2.0 million line of credit commitment, of which $1.0 million was funded at close.

•

In April 2026, we invested $32.5 million in SWECO Worldwide, Inc. (“SWECO”) through secured first lien debt and common equity. We also extended SWECO a $6.0 million line of credit commitment, which was unfunded at close.

•	Distributions and Dividends Declared:

•	In April 2026, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
April 24, 2026	April 30, 2026	$0.15
May 20, 2026	May 29, 2026	0.15
June 23, 2026	June 30, 2026	0.15

Total for the Quarter		$0.45

Record Date	Payment Date	Distribution per Series A Preferred Stock
April 27, 2026	May 5, 2026	$0.130208
May 27, 2026	June 5, 2026	0.130208
June 25, 2026	July 2, 2026	0.130208

Total for the Quarter		$0.390624

Comments from Gladstone Capital’s CEO and President, Bob Marcotte: “The strength of our performance this quarter emanated from our lower middle market focus which supported the timely recycling of our invested capital while generating prepayment fees, as well as delivering equity distributions and appreciation from the organic growth and maturity of our modest equity exposure. Based on the current outlook for floating rates and prevailing spreads, we feel well positioned to sustain our distributions and deliver strong economic returns for our shareholders over the balance of 2026.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 7, 2026, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 14, 2026. To hear the replay, please dial (877) 660-6853 and use playback conference number 13759085. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2026, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.